EXHIBIT 99.3








INDEPENDENT AUDITORS' REPORT


To the Partners of
  Nooney Income Fund Ltd. II, L.P.:

We have audited the accompanying balance sheets of Nooney Income Fund Ltd. II, L.P. (a limited partnership) as of December 31, 1997 and 1996, and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund, Ltd. II, L.P. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



DELOITTE & TOUCHE LLP



January 30, 1998
St. Louis, Missouri

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------


ASSETS                                                1997                1996

CASH AND CASH EQUIVALENTS (Note 3)                $ 1,378,138       $ 1,323,026

ACCOUNTS RECEIVABLE (net of allowance
  of $233,702 in 1997 and $189,661 in 1996)           152,950           219,655


PREPAID EXPENSES AND OTHER ASSETS
                                                       17,052            10,188

INVESTMENT PROPERTY (Notes 1, 2 and 4):
  Land                                              2,618,857         2,618,857
  Buildings and improvements                       13,517,224        13,405,976
                                                  -----------       -----------

                                                   16,136,081        16,024,833
  Less accumulated depreciation                     4,194,255         3,710,204
                                                   ----------       -----------

                                                   11,941,826        12,314,629
  Investment property held for sale
   (Notes 1 and 4)                                  2,802,714         2,483,469
                                                   ----------       -----------

           Total investment property               14,744,540        14,798,098

DEFERRED EXPENSES - At amortized cost                 271,024           122,139
                                                   ----------       -----------

TOTAL                                             $16,563,704       $16,473,106
                                                  ===========       ===========


LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses           $   480,609       $   103,331
  Accrued real estate taxes                           556,902           582,482
  Refundable tenant deposits                          148,774           125,026
  Mortgage note payable (Note 4)                    7,096,532         7,190,000
                                                   ----------       -----------

     Total liabilities                              8,282,817         8,000,839

PARTNERS' EQUITY                                    8,280,887         8,472,267
                                                   ----------       -----------

TOTAL                                             $16,563,704       $16,473,106
                                                  ===========       ===========


See notes to financial statements.


NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
-----------------------------------------------------------------------------------------------------------


                                                               1997              1996              1995

REVENUES:
  Rental and other income (Note 5)                          $3,355,159        $3,502,080        $1,754,750
  Interest                                                       1,614             7,589            31,790
                                                            ----------        ----------        ----------

          Total revenues                                     3,356,773         3,509,669         1,786,540

EXPENSES:
  Interest                                                     595,696           614,006             1,134
  Depreciation and amortization                                670,997           652,940           450,319
  Real estate taxes                                            597,849           754,649           366,762
  Property management fees - related party                     201,992           211,474           107,060
  Repairs and maintenance                                      293,264           306,146           123,167
  Other operating expenses (includes $40,000 in 1997
    and 1996 and $25,000 in 1995 to related party)             709,058           754,932           372,120
  Professional services                                        224,330           131,951           156,461
                                                            ----------        ----------        ----------

          Total expenses                                     3,293,186         3,426,098         1,577,023
                                                            ----------        ----------        ----------

NET INCOME                                                  $   63,587        $   83,571        $  209,517
                                                            ==========        ==========        ==========

NET INCOME ALLOCATION:
  General partners                                          $   12,529        $   12,729        $   13,989
  Limited partners                                          $   51,058        $   70,842        $  195,528

LIMITED PARTNERS' DATA (Note 2):
  Net income per unit                                       $     2.66        $     3.69        $    10.17
                                                            ==========        ==========        ==========

  Cash distributions - Investment income per unit           $     2.66        $     3.69        $    10.17
                                                            ==========        ==========        ==========

  Cash distributions - Return of capital per unit           $     9.84        $     8.81              2.33
                                                            ==========        ==========        ==========



  Weighted average limited partnership units
    outstanding                                                 19,221            19,221            19,221
                                                            ==========        ==========        ==========

See notes to financial statements.


NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------


                                         Limited      General
                                         Partners     Partners       Total

BALANCE (DEFICIT), JANUARY 1, 1995    $ 8,814,925   $  (125,839)  $ 8,689,086

  Net income                              195,528        13,989       209,517

  Cash distributions                     (240,268)      (14,693)     (254,961)
                                      -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1995    8,770,185      (126,543)    8,643,642

  Net income                               70,842        12,729        83,571

  Cash distributions                     (240,263)      (14,683)     (254,946)
                                      -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1996    8,600,764      (128,497)    8,472,267

  Net income                               51,058        12,529        63,587

  Cash distributions                     (240,263)      (14,704)     (254,967)
                                      -----------   -----------   -----------

BALANCE (DEFICIT), DECEMBER 31, 1997  $ 8,411,559   $  (130,672)  $ 8,280,887
                                      ===========   ===========   ===========


See notes to financial statements.


NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
------------------------------------------------------------------------------------------------------------------------


                                                                  1997              1996              1995

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                 $    63,587        $    83,571        $   209,517
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation                                               604,818            593,828            421,224
      Amortization of deferred expenses                           66,179             59,112             29,095
      Net changes in accounts affecting operations:
        Accounts receivable                                       66,705            100,860           (211,683)
        Prepaid expenses                                          (6,864)            (5,749)            (4,439)
        Deferred expenses                                       (215,064)            38,465           (160,696)
        Accounts payable and accrued expenses                    377,278           (148,448)           209,004
        Accrued real estate taxes                                (25,580)           (23,629)           315,539
        Accrued sewer expenses                                       --                 --             (32,400)
        Refundable tenant deposits                                23,748             12,992             48,415
                                                             -----------        -----------        -----------

             Net cash provided by operating activities           954,807            711,002            823,576
                                                             -----------        -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to investment property                              (551,260)          (225,189)          (154,049)
  Acquisition interests                                              --                 --          (7,630,440)
                                                             -----------        -----------        -----------

            Net cash used in investing activities               (551,260)          (225,189)        (7,784,489)
                                                             -----------        -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash distributions to partners                                (254,967)          (254,946)          (254,961)
  Proceeds from mortgage note payable                                --                 --           7,190,000
  Mortgage principal payments                                    (93,468)               --                 --
                                                             -----------        -----------        -----------
           Net cash (used in) provided by financing
             activities                                         (348,435)          (254,946)         6,935,039
                                                             -----------        -----------        -----------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                55,112            230,867            (25,874)

CASH AND CASH EQUIVALENTS, BEGINNING
  OF YEAR                                                      1,323,026          1,092,159          1,118,033
                                                             -----------        -----------        -----------

CASH AND CASH EQUIVALENTS, END
  OF YEAR                                                    $ 1,378,138        $ 1,323,026        $ 1,092,159
                                                             ===========        ===========        ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION - Cash paid during the year for
  interest                                                   $   609,879        $   599,823        $     1,134
                                                             ===========        ===========        ===========

See notes to financial statements


NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------


1.    BUSINESS

      Nooney Income Fund Ltd. II, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on February 13, 1985 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties.

      Prior to December 29, 1995, the Partnership owned three properties jointly with Nooney Income Fund Ltd. III, L.P. (NIF III). NIF III was unable to service its debt, and its percentage interests in the jointly-held properties were transferred to a subsidiary of the mortgage lender in lieu of foreclosure. On December 29, 1995, the Partnership purchased the partial interests of Countryside Executive Center (50%), Wards Corner Business Center A & B (55%) and NorthCreek Office Park (55%) (the Acquisition Interests) from the subsidiary of the mortgage lender. The purchase price was $7,190,000 which was 100% financed by the mortgage lender. The Partnership received authority to complete the transaction through solicitation of the limited partners, with a majority of the limited partnership units positively consenting to the transaction. Effective January 1, 1996, the property known as Wards Corner was renamed Northeast Commerce Center.

      The Partnership's undivided interest in its properties prior to and after the acquisition is as follows:

                                                        Prior to        After
                                                      Acquisition    Acquisition

        Leawood Fountain Plaza                             24 %           24 %
        Countryside Executive Center                       50 %          100 %
        Northeast Commerce Center                          45 %          100 %
        NorthCreek Office Park                             45 %          100 %
        Tower Industrial Building                         100 %          100 %

      The transaction was accounted for under the purchase method; therefore, the balance sheets as of December 31, 1997 and 1996 include the Partnership's interests in its properties after the acquisition. Results of operations were included in the financial statements from the date of acquisition.

      The Partnership's portfolio is comprised of a 24% undivided interest in an office complex in Leawood, Kansas; an office warehouse in Mundelein, Illinois; a single story office building in Palatine, Illinois; an office/warehouse/showroom facility in Cincinnati, Ohio; and an office complex in Cincinnati, Ohio. The proportionate share of these properties owned by the Partnership generated 8.2%, 5.6%, 30.3%, 16.5% and 39.4% of rental and other income, respectively, for the year ended December 31, 1997.

      It  is  management's   intent  to  sell   Countryside   Executive   Center
      (Countryside) as soon as practicable because of local market conditions, tax burdens and other factors related specifically to this property.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of Nooney Income Fund Ltd. II, L.P. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      The corporate general partner was a partially-owned subsidiary of Nooney Company. One of the individual general partners was an officer, director and shareholder of Nooney Company. Another individual general partner's spouse was a shareholder of Nooney Company. Nooney Company was also an economic assignee of two former individual general partners. Nooney Krombach Company, a wholly-owned subsidiary of Nooney Company, managed the Partnership's real estate for a management fee. On October 31, 1997, Nooney Company sold its 75% interest in Nooney Income Investments Two, Inc., the corporate general partner of the Registrant to S-P Properties, Inc., a California corporation, which in turn is a wholly-owned subsidiary of CGS Real Estate Company, Inc., a Texas corporation. Simultaneously, Gregory J. Nooney, Jr., an individual general partner and PAN, Inc., a corporate general partner, sold their economic interests to S-P Properties, Inc. and resigned as general partners. CGS Real Estate also purchased the real estate management business of Nooney Krombach Company and formed Nooney, Inc. to perform the management of the partnership. The Partnership continues to pay management fees to Nooney, Inc. Property management fees paid to Nooney Krombach Company were $171,525, $211,454 and $107,060 for the years ended December 31, 1997, 1996 and 1995, respectively. Property management fees paid to Nooney, Inc. in 1997 were $30,467. Additionally, the Partnership paid Nooney Krombach Company $33,334 in 1997, $40,000 in 1996 and $25,000 in 1995 as reimbursement for management services and indirect expenses in connection with the management of the Partnership. The Partnership paid Nooney, Inc. $6,666 in 1997 for these same reimbursement items. Additionally, in 1995, the Partnership paid an acquisition/financing fee to Nooney Krombach Company of $75,000 relating to the purchase of the Acquisition Interests, which was capitalized into the purchase price.

      Investment property is recorded at the lower-of-cost or net realizable value. Impairment is determined if the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property. Investment property that is currently held for sale is recorded at the lower of its net book value or net realizable value.

      Buildings and improvements are depreciated over 30 years using the straight-line method.

      Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1997, accounts receivable include approximately $47,000 ($59,000 in 1996) of accrued rent concessions which is not yet due under the terms of various lease agreements.

      Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

      Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to the limited partners; (2) 9% to the individual general partners as their annual Partnership Management Fee; and (3) 1% to the individual general partners.

      In the event it is determined after the close of a fiscal year that the limited partners have not received their 7-1/2% non-cumulative preference as defined in the Partnership Agreement, then the individual general partners return to the partnership a portion of their distributions received as their 9% annual Partnership Management Fee until the limited partners have received their 7-1/2% non-cumulative preference. The individual general partners are not required to return any amount in excess of one-half of the 9% Partnership Management Fee received. If Net Operating Cash Income for any fiscal year is not sufficient to pay the limited partners any portion of their 7-1/2% non-cumulative preference, the unpaid amount does not accrue to future fiscal years. The annual Partnership Management Fee is a cumulative preference. The preferential return can be distributed only through cash distributed as a result of a Major Capital Event (as defined) or cash distributed upon dissolution of the partnership. Such preferred distribution is only allowed after the general and limited partners receive amounts equal to their adjusted capital accounts and the limited partners receive an 11% cumulative return. Through December 31, 1997, Partnership Management Fees totaling $276,136 have not been paid under the limitations stated above. Based upon the priorities of cash to be distributed, management believes that the likelihood of payment of the $276,136 is remote and therefore was not accrued on the balance sheet.

      For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount equal to the annual partnership management fee distributed to the individual general partners during the period; then, the remainder is allocated 1% to the individual general partners and 99% pro rata to the limited partners based upon the relationship of original capital contributions of the limited partners.

      Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

      The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

      Deferred expenses consist primarily of lease fees which are amortized over the terms of their respective leases.

3.    CASH EQUIVALENTS

      Cash equivalents consist of bank repurchase agreements of $-0- at December 31, 1997 ($50,000 at December 31, 1996).

4.    MORTGAGE NOTE PAYABLE

      Mortgage note payable as of December 31, 1997 and 1996, consists of the following:

                                                           1997          1996

        Note payable to bank, principal of $7,789,
          and interest due monthly at bank's prime
          rate (8.5% at December 31, 1997)
          plus .75% maturing December 28, 2002       $  7,096,532   $  7,190,000
                                                     ============   ============

      The mortgage note is collateralized by deeds of trust and assignment of rents on investment property (Countryside, Northeast Commerce Center and NorthCreek Office Park) with a net book value of $13,083,000 at December 31, 1997. The mortgage note agreement provides for a 3.25% interest rate on outstanding principal if a compensating balance is maintained during the immediately preceding month. During 1997 and 1996, the Partnership decreased interest expense by approximately $60,000 and $33,000, respectively, from the compensating balance clause.

      Principal payments required during the next five years are as follows:

        1998                                                       $     100,656
        1999                                                             115,044
        2000                                                             115,044
        2001                                                             132,000
        2002                                                           6,633,788
                                                                   -------------

                   Total                                            $  7,096,532
                                                                    ============

      In accordance with Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Instruments, the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The carrying amount and estimated fair market value of the Partnership's debt at December 31, 1997 and 1996 are equal due to the adjustable rate feature of the note.

5.    RENTAL REVENUES UNDER OPERATING LEASES

      Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1997 are as follows:

        1998                                                        $  3,033,000
        1999                                                           2,016,000
        2000                                                           1,550,000
        2001                                                           1,192,000
        2002                                                             942,000
        Remainder                                                        875,000
                                                                   -------------

                  Total                                             $  9,608,000
                                                                   =============

      In addition, certain lease agreements require tenant participation in certain operating expenses and additional contingent rentals based upon percentages of tenant sales in excess of minimum amounts. Tenant participation in expenses included in revenues approximated $43,000, $38,000 and $43,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Contingent rentals were not significant for the years ended December 31, 1997, 1996 and 1995.

6.    FEDERAL INCOME TAX STATUS

      The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd. II, L.P. is considered a partnership for income tax purposes.

      Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the write-down of investment property are not recognized for tax purposes until the property is disposed.

      The comparison of financial statement and income tax reporting is as follows:

                                                  Financial           Income
                                                  Statement            Tax

        1997:
          Net income (loss)                     $     63,587        $    (8,137)
          Partners' equity                         8,280,887         13,712,242

        1996:
          Net income (loss)                     $      83,571       $  (265,962)
          Partners' equity                         8,472,267         13,975,346

        1995:
          Net income                            $     209,517       $     53,069
          Partners' equity                          8,643,642         14,496,254

7.    MAJOR TENANT

      A substantial amount of the Partnership's revenue in 1997 was derived from two major tenants whose rentals amounted to approximately $500,000 and $408,000 or 14.9% and 12.2%, respectively, of total revenues. A substantial amount of the Partnership's revenue in 1996 was derived from two major tenants whose rentals amounted to approximately $469,000 and $374,000 or 13.3% and 10.6%, respectively, of total revenues. A substantial amount of the Partnership's revenue in 1995 was derived from two major tenants whose rentals amounted to approximately $201,000 and $191,000 or 11.3% and 10.7%, respectively, of total revenues.

                                   * * * * * *


NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIT)
DECEMBER 31, 1997, 1996 AND 1995
------------------------------------------------------------------------------------------------------------------------------------

The reconciliation of partners' equity (deficit) between financial statement and income tax reporting is as follows:

                                                                December 31, 1997                       December 31, 1996
                                                     -------------------------------------  --------------------------------------
                                                       Limited       General                   Limited      General
                                                       Partners      Partners      Total       Partners     Partners      Total

Balance (deficit) per statement of partners' equity $  8,411,559  $ (130,672) $  8,280,887  $  8,600,764  $ (128,497) $  8,472,267

Add:
  Selling commissions and other offering costs
    not deducted for income tax purposes               2,411,625        --       2,411,625     2,411,625        --       2,411,625

  Prepaid rents included in income for income
    tax purposes                                          70,438         711        71,149       (23,551)       (238)      (23,789)

  Master lease income included in income for income
    tax purposes                                         118,404       1,196       119,600       118,404       1,196       119,600

  Writedown of investment property not recognized
    for income tax purposes                            5,202,450      52,550     5,255,000     5,202,450      52,550     5,255,000
                                                    ------------  ----------  ------------  ------------  ----------  ------------

        Total                                         16,214,476     (76,215)   16,138,621    16,309,692     (74,989)   16,234,703

Less:
  Excess depreciation deducted for income tax
    purposes                                           2,337,626      41,606     2,379,232     2,160,116      39,814     2,199,930

  Rent concessions not recognized for income
    tax purposes                                          46,319         468        46,787        58,833         594        59,427
                                                    ------------  ----------  ------------  ------------  ----------  ------------

Balance (deficit) per tax return                    $ 13,830,531  $ (118,289) $ 13,712,242  $ 14,090,743  $ (115,397) $ 13,975,346
                                                    ============  ==========  ============  ============  ==========  ============



                                                                December 31, 1995
                                                     -------------------------------------
                                                       Limited       General
                                                       Partners      Partners      Total

Balance (deficit) per statement of partners' equity $  8,770,185  $ (126,543)  $  8,643,642

Add:
  Selling commissions and other offering costs
    not deducted for income tax purposes               2,411,625        --        2,411,625

  Prepaid rents included in income for income
    tax purposes                                          (1,411)        (14)       (1,425)

  Master lease income included in income for income
    tax purposes                                         118,404       1,196        119,600

  Writedown of investment property not recognized
    for income tax purposes                            5,202,450      52,550      5,255,000
                                                    ------------  ----------   ------------

        Total                                         16,501,253     (72,811)    16,428,442

Less:
  Excess depreciation deducted for income tax
    purposes                                           1,836,918      36,549      1,873,467

  Rent concessions not recognized for income
    tax purposes                                          58,134         587         58,721
                                                    ------------  ----------   ------------

Balance (deficit) per tax return                    $ 14,606,201  $ (109,947)  $ 14,496,254
                                                    ============  ==========   ============

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                   Column A                                            Column B                         Column C
                   --------                                            --------                         --------

                                                                                               Initial Cost to Partnership
                                                                                      --------------------------------------------
                                                                                                      Buildings and
                  Description                                         Encumbrances        Land        Improvements        Total
Leawood Fountain Plaza Office Complex (24% undivided interest),
    Leawood, Kansas                                                   $        --     $    318,962    $  1,991,417    $  2,310,379
Tower Industrial Building, Mundelein, Illinois                                 --          193,744       1,042,076       1,235,820
NorthCreek Office Park, Cincinnati, Ohio                                       --          338,850       4,639,617       4,978,467
Northeast Commerce Center, Cincinnati, Ohio                                    --          199,361       2,784,317       2,983,678
Countryside Executive Center, NorthCreek Office Park and
    Northeast Commerce Center                                            7,096,532             --              --              --
                                                                      ------------    ------------    ------------    ------------
                                                                               --        1,050,917      10,457,427      11,508,344
Countryside Executive Center, Palatine, Illinois                               --          623,919       4,302,911       4,926,830
                                                                      ------------    ------------    ------------    ------------
            Total                                                     $  7,096,532    $  1,674,836    $ 14,760,338    $ 16,435,174
                                                                      ============    ============    ============    ============

                                                                       Column D                         Column E
                                                                       --------                         --------
                                                                         Costs
                                                                      Capitalized                  Gross Amount at Which
                                                                     Subsequent to               Carried at Close of Period
                                                                     Acquisition (1)   --------------------------------------------
                                                                                                      Buildings and
                  Description                                                             Land        Improvements      Total
Leawood Fountain Plaza Office Complex (24% undivided interest),      $    (649,429)   $    318,962    $  1,341,988  $  1,660,950
    Leawood, Kansas
Tower Industrial Building, Mundelein, Illinois                               2,841         193,744       1,044,917     1,238,661
NorthCreek Office Park, Cincinnati, Ohio                                 3,651,183       1,370,100       7,259,550     8,629,650
Northeast Commerce Center, Cincinnati, Ohio                              1,623,142         736,051       3,870,769     4,606,820
Countryside Executive Center, NorthCreek Office Park and
    Northeast Commerce Center                                                  --             --               --            --
                                                                      ------------    ------------    ------------  ------------
                                                                         4,627,737       2,618,857      13,517,224    16,136,081
Countryside Executive Center, Palatine, Illinois                        (1,081,888)      1,356,419       2,488,523     3,844,942 (2)
                                                                      ------------    ------------    ------------  ------------
            Total                                                     $  3,545,849    $  3,975,276    $ 16,005,747  $ 19,981,023
                                                                      ============    ============    ============  ============

                                                                        Column F       Column G      Column H        Column I
                                                                      ------------  --------------  ---------  ---------------------
                                                                                                                   Life on Which
                                                                                                                    Depreciation
                                                                       Accumulated      Date of        Date      in Latest Income
                                                                       Depreciation   Construction   Acquired  Statement is Computed
Leawood Fountain Plaza Office Complex (24% undivided interest),
    Leawood, Kansas                                                    $    825,591     1982-1983    2/20/85         30 years
Tower Industrial Building, Mundelein, Illinois                              412,557        1974      3/20/86         30 years
NorthCreek Office Park, Cincinnati, Ohio                                  1,918,217     1984-1986    12/29/86        30 years
Northeast Commerce Center, Cincinnati, Ohio                               1,037,890        1985      12/29/86        30 years
                                                                       ------------
                                                                          4,194,255
Countryside Executive Center, Palatine, Illinois                          1,042,228 (2)    1975      12/16/86        30 years
             Total                                                     ------------
                                                                       $  5,236,483
                                                                       ============

(1) Amounts shown are net of assets written-off and the following writedowns to reflect appraised values:

       Leawood Fountain Plaza Office Complex                                754,000
       NorthCreek Office Park                                               484,000
       Northeast Commerce Center                                            761,000
       Countryside Executive Center                                       3,256,000

(2) Amount is shown net in the financial statements $2,802,714.                                                            Continued

                                      -33-



NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
----------------------------------------------------------------------------------------------------------------


                                                                  1997               1996               1995

(A) Reconciliation of amounts in Column E:

       Balance at beginning of period                         $ 19,569,732       $ 19,442,902       $ 11,935,190

       Add:
         Cost of improvements                                      551,260            225,189            154,049
         Acquisition of undivided interests                           --                 --            7,630,440

       Less - cost of disposals                                   (139,969)           (98,359)          (276,777)
                                                              ------------       ------------       ------------

       Balance at end of period                               $ 19,981,023       $ 19,569,732       $ 19,442,902
                                                              ============       ============       ============

       Reconciliation of amounts in Column F:

(B)    Balance at beginning period                            $  4,771,634       $  4,276,165       $  4,131,718

       Add -  Provision during period
                                                                   604,818            593,828            421,224
       Less -  Depreciation on disposals
                                                                  (139,969)           (98,359)          (276,777)
                                                              ------------       ------------       ------------

       Balance at end of period                               $  5,236,483       $  4,771,634       $  4,276,165
                                                              ============       ============       ============

(C)    The aggregate cost of real estate owned for
       federal income tax purposes                            $ 25,236,023       $ 24,824,732       $ 24,697,902
                                                              ============       ============       ============

                                                   -34-